Exhibit 99.1

Laboratory Corporation of America® Holdings
358 South Main Street
Burlington, NC 27215
Telephone:(336) 584-5171

FOR IMMEDIATE RELEASE
Investor/Media Contact: Eric Lindblom - 336-436-6739
Shareholder Direct: (800)LAB-0401
Company Information: www.labcorp.com

LABCORP ANNOUNCES $500 MILLION STOCK REPURCHASE PROGRAM

Burlington, NC, November 5, 2007 — Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) today announced that its Board of Directors has authorized a new stock repurchase program under which LabCorp may purchase up to an aggregate of $500,000,000 of its Common Stock from time-to-time. The Company also reported that it has repurchased $131.0 million of stock during the fourth quarter to date and has $198.2 million remaining authorization under the previously-announced existing share repurchase plan.

The Company intends to pursue an accelerated pace of repurchases to take advantage of the current share price which the Company believes does not fully reflect the value of the Company’s business or prospects.

The purpose of LabCorp’s stock repurchase program is consistent with its goal of making investments of the Company’s cash resources that enhance shareholder value.

Any purchases under LabCorp’s stock repurchase program may be made from time-to-time in the open market or in privately negotiated transactions and may be initiated and discontinued at any time. Purchases may be effected through one or more accelerated or overnight share repurchases or other repurchase arrangements through one or more financial institutions.

About LabCorp
Laboratory Corporation of America® Holdings, a S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $3.6 billion in 2006, over 25,000 employees nationwide, and more than 220,000 clients, LabCorp offers clinical assays ranging from routine blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, National Genetics Institute, Inc., ViroMed Laboratories, Inc., The Center for Esoteric Testing, DIANON Systems, Inc., US LABS, and Esoterix and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our Web site at: www.labcorp.com.

This release contains forward-looking statements concerning the Company’s expectations to repurchase its stock. Each of the above forward-looking statements is subject to change based on various important factors, including without limitation ,the trading price of the stock, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2006, and subsequent SEC filings.